PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results

EDEN PRAIRIE, Minn.—July 22, 2009—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2009.

Total revenue for the first quarter of fiscal 2010 increased 41% to $6.83 million from $4.86 million in the prior-year quarter. The revenue increase was due to a 22% increase in product sales and a 311% increase in contract research and development revenue. Net income for the first quarter of fiscal 2010 increased 54% to $2.94 million, or $0.61 per diluted share, compared to $1.90 million, or $0.40 per diluted share, for the prior-year quarter.

“We are pleased to report strong revenue and earnings growth for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in continued growth in revenue and profitability, risks associated with our reliance on several large customers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC.

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                           NVE CORPORATION
                        STATEMENTS OF INCOME
          QUARTERS ENDED JUNE 30, 2009 AND 2008 (Unaudited)

                                              Quarter Ended June 30
                                               2009            2008
                                           -----------     -----------
 Revenue
   Product sales                           $ 5,534,037     $ 4,547,322
   Contract research and development         1,300,495         316,464
                                           -----------     -----------
 Total revenue                               6,834,532       4,863,786
 Cost of sales                               1,891,423       1,407,432
                                           -----------     -----------
 Gross profit                                4,943,109       3,456,354
 Expenses
   Selling, general, and administrative        635,723         529,484
   Research and development                    267,321         386,032
                                           -----------     -----------
 Total expenses                                903,044         915,516
                                           -----------     -----------
 Income from operations                      4,040,065       2,540,838
 Interest income                               370,025         254,435
 Other income                                       --           3,400
                                           -----------     -----------
 Income before taxes                         4,410,090       2,798,673
 Provision for income taxes                  1,471,158         896,057
                                           -----------     -----------
 Net income                                $ 2,938,932     $ 1,902,616
                                           ===========     ===========
 Net income per share - basic                   $ 0.63          $ 0.41
                                           ===========     ===========
 Net income per share - diluted                 $ 0.61          $ 0.40
                                           ===========     ===========
 Weighted average shares outstanding
   Basic                                     4,676,209       4,643,402
   Diluted                                   4,855,525       4,788,460

                            NVE CORPORATION
                            BALANCE SHEETS
                      JUNE 30 AND MARCH 31, 2009

                                           (Unaudited)
                                             June 30,       March 31,
                                               2009           2009
                                           -----------     -----------
 ASSETS
 Current assets
   Cash and cash equivalents               $ 1,251,561     $ 1,875,063
   Marketable securities, short term           750,790              --
   Accounts receivable, net of allowance
    for uncollectible accounts of $15,000    3,072,700       3,366,698
   Inventories                               2,067,937       2,247,621
   Deferred tax assets                         202,784         667,729
   Prepaid expenses and other assets           711,718         669,307
                                           -----------     -----------
 Total current assets                        8,057,490       8,826,418
 Fixed assets
   Machinery and equipment                   5,364,158       5,328,237
   Leasehold improvements                      450,546         450,546
                                           -----------     -----------
                                             5,814,704       5,778,783
   Less accumulated depreciation             4,576,414       4,485,509
                                           -----------     -----------
 Net fixed assets                            1,238,290       1,293,274
 Marketable securities, long term           38,616,304      32,446,748
                                           -----------     -----------
 Total assets                              $47,912,084     $42,566,440
                                           ===========     ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
   Accounts payable                        $   324,873     $   257,239
   Accrued payroll and other                 1,910,087         637,463
   Deferred revenue                             83,333         104,167
                                           -----------     -----------
 Total current liabilities                   2,318,293         998,869

 Shareholders' equity
   Common stock                                 46,826          46,693
   Additional paid-in capital               19,441,783      19,166,524
   Accumulated other comprehensive
    income (loss)                              558,956        (252,940)
   Retained earnings                        25,546,226      22,607,294
                                           -----------     -----------
 Total shareholders' equity                 45,593,791      41,567,571
                                           -----------     -----------
 Total liabilities and shareholders'
  equity                                   $47,912,084     $42,566,440
                                           ===========     ===========